Exhibit 10.12

OPERATIONS AND MANAGEMENT AGREEMENT

This OPERATIONS AND MANAGEMENT AGREEMENT (“Agreement”) is entered into on this 18th day of August, 2010, by and between EBGG-JV LLC, an Oklahoma limited liability company, (the “Manager”) and Global Gaming RP, LLC, an Oklahoma limited liability company (“GGRP”) doing business as Remington Park at One Remington Place, Oklahoma City, OK 73111 (“Remington”). Manager and GGRP may sometimes be referred to herein collectively as the “Parties” or singly as a “Party.”

WHEREAS, GGRP owns, operates and manages various entertainment and hospitality operations within Remington, including a horse racetrack and casino, as well as various restaurants, bars, and food service activities;

WHEREAS, GGRP holds catering and mixed beverage license CMB544839, issued by the Oklahoma Alcoholic Beverage Laws Enforcement Commission (“ABLE”), as well as liquor licenses and permits from Oklahoma County and the City of Oklahoma City for alcoholic beverage service at Remington (collectively, the “Liquor Licenses”);

WHEREAS, GGRP also holds other licenses and permits in connection with the business operations of Remington, including low-point beer and health licenses and permits from Oklahoma County and the City of Oklahoma City for food and beverage service at Remington (collectively, the “F&B Permits”), licenses from the Oklahoma Horse Racing Commission (“OHRC”), Oklahoma Tax Commission (“OTC”) and others (collectively, the “Business Licenses”);

WHEREAS, pursuant to the limited liability operating agreement of Manager (“Manager’s Operating Agreement”) GGRP owns 50% of the membership interest in Manager;

WHEREAS, Manager has unique expertise and advantageous supply relationships in the food and beverage industry, as well as the right to use established and proprietary restaurant and pub concepts (the “Concepts”) at Remington; and

WHEREAS, the parties desire for Manager to operate and manage certain food and beverage facilities at Remington in compliance with the requirements of the Liquor Licenses and the Business Licenses:

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the mutual promises contained herein, the Parties covenant and agree as follows:

1.	Engagement. GGRP hereby engages Manager as the sole and exclusive operator and manager of those food and beverage facilities at Remington listed on Schedule A attached hereto and made an integral part hereof, as Schedule A may be amended from time to time (the “Managed Operations”). The Concepts to be used in specified Managed Operations, the schedule for preparation for and commencement of operations, as well as other particulars pertaining to specific locations within the Managed Operations shall be as set forth in Schedule A.

2.	Effective Date: Term. This Agreement shall begin on August __, 2010 (the “Effective Date”) and shall remain in effect for a period beginning on the date hereof and continuing for five (5) years therefrom through, subject to the rights of either Party to terminate this Agreement by ninety (90) days prior written notice to the other Party at any time following the Effective Date. Unless either Party gives written notice of non-renewal to the other Party at least thirty (30) days prior to the end of the initial term or of any renewal term, this Agreement shall be automatically renewed for additional periods of one (1) year each.

3.	Managed Operations. Unless the specific information set forth in Schedule A with respect to a particular Managed Operation provides otherwise, the following provisions shall apply to all Managed Operations:

a.	General. Manager shall manage and conduct the business of the Managed Operations, including restaurant, and all beverage service and bar, in a first class, business-like manner in keeping with the overall operations of Remington and in keeping with Schedule A. Any change in the concepts or names utilized in the Managed Operations shall be subject to the prior review and approval of GGRP.

b.	Food and Beverage, Excluding Liquor. Manager shall purchase, provide and sell all food and beverages, excluding liquor to be served at the Managed Operations, and will retain all proceeds and profits from the sale thereof.

c.	Employees. The Manager shall provide, or cause to be provided, all employees required for the operation of the Managed Operations and bear the costs thereof, subject to the provisions of Section 6 regarding Employees.

d.	Equipment. GGRP shall provide all equipment, furnishings, smallwares and fixtures required for the operation of the Managed Operations at no cost to the Manager.

e.	Sanitation and Supplies. The Manager shall provide cleaning and sanitation services for the Managed Operations as well as all disposable, sanitation and similar supplies required for the operation of the Managed Operations.

f.	Liquor. GGRP will order and provide all liquor required for the operation of the Managed Operations, to be sold on behalf of GGRP by Manager pursuant to the terms of the Liquor Licenses, and GGRP will retain the proceeds from the sale therefrom.

g.	Warehousing. The Manager may provide or cause to be provided warehousing for food and beverages required for the operation of the Managed Operations, provided that any third party contractual arrangements for warehousing shall be subject to the prior approval of GGRP.

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h.	Licenses and Permits. GGRP shall maintain and provide for the Managed Operations the Liquor Licenses, as well as applicable Business Licenses, and Manager will operate and manage the Managed Facilities pursuant to the terms of such licenses and permits; provided that if Manager is required to obtain additional permits and licenses to operate and manage the Managed Operations, Manager shall obtain, maintain and bear the costs of such other permits and licenses.

i.	Point of Sale. GGRP will provide, maintain and repair, and Manager will utilize, a point-of-sale system linked with Remington’s point-of-sale system using software consistent with software used generally in the Concepts outside of the Managed Operations.

4.	Powers and Duties of Manager. During the term of this Agreement, GGRP will take any and all action necessary to empower Manager, and Manager shall have, any and all rights, power and authority as the sole and exclusive Manager of the Managed Operations, including the power and authority to:

a.	negotiate and enter into contracts with third parties;

b.	establish, modify and maintain bank accounts in the names of the Manager with respect to the Managed Operations;

c.	collect any and all revenue, income and proceeds of any type or nature whatsoever earned by, paid to or otherwise received by the Parties from or attributable to the Managed Operations;

d.	pay any and all indebtedness, obligations, costs and expenses of the Managed Operations as more specifically described herein in such manner and time as Manager may determine; and

e.	settle any claim, dispute, proceeding or suit of or involving any of the Managed Operations with any third party, with the exception of matters associated with the Liquor Licenses which shall be managed by GGRP.

5.	Compliance with Liquor Laws and Regulations. Notwithstanding anything contained herein to the contrary, GGRP shall retain and exercise control over such portions of the Managed Operations and the actions of Manager as required by the applicable liquor laws and regulations enforced by ABLE or otherwise. Manager shall manage and conduct the Managed Operations, including alcoholic beverage service and bar, in a first class, business-like manner, and shall timely and fully perform every act and deed required by, and satisfy and comply with all requirements of ABLE, Oklahoma County, the City of Oklahoma City, the Oklahoma State Health Department, the OHRC, or any other governmental authority having jurisdiction over the Business Licenses (collectively, “Governmental Authorities”) to maintain the Liquor Licenses in good standing and in full force and effect, and the Parties shall refrain and desist from performing any act or deed which is grounds for revocation, cancellation, suspension or refusal to renew the Liquor Licenses. In the event any of the Governmental Authorities shall require any amendments to this Agreement, each of the Parties shall make such amendments provided the substance thereof does not impose any material risk or further financial obligation upon Manager or GGRP.

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6.	Employees and Contractors.

a.	Employees generally. The Manager shall have the responsibility and the authority to hire, supervise and terminate all employees, whether leased or directly employed, as required in the operation of the Managed Operations. None of the persons engaged in the Managed Operations shall be construed as employees of GGRP. Manager shall be solely responsible for the human resource administration of such employees, including compensation and all payroll related expenses, insurance and taxes and enforcement of statutory liens and garnishments, although Manager may use the receipts from the Managed Operations therefor.

b.	Contractors The Manager shall have the authority to hire and utilize independent contractors as required in its judgment for the maintenance and operation of the Managed Operations; provided that GGRP shall have no obligation to such independent contractors except as specifically stated in this Agreement.

c.	Licensing. The Manager shall ensure that all employees and independent contractors that it engages in the Managed Operations at Remington are duly licensed to the extent required by all Governmental Authorities.

7.	Utilities. The allocation of costs and benefits between the Parties was projected using assumptions of commercially reasonable utility usage based on historical rates, with allowances given for new operations. As such, GGRP will bear the cost of gas and electric utilities for the Managed Operations; provided, however, that should the utility usage be materially greater than the projected usage as reflected on Schedule A for a given space lying within the Managed Operations, GGRP has the right to request, and the Parties will agree to, a reasonable compensating adjustment to the Management Fee to account for that increase.

8.	Accounting and Collection of Receipts. Pursuant to Manager’s Operating Agreement, GGRP provides the accounting services for Manager as its “Accounting Member”. As such, the Parties agree that GGRP shall maintain the books and accounts relating to the Managed Operations, including transactions between GGRP and Manager. Manager shall collect all receipts from the operation of the Managed Operations and process or deposit them pursuant to cash management and related internal control policies and procedures provided to Manager by GGRP. The initial procedures are attached hereto as Schedule 8 but may be amended from time to time by the Parties. Such funds shall be deposited to the accounts of Manager held by GGRP; provided, however, that proceeds from the sale of liquor for the benefit of GGRP under the Liquor License which shall be deposited in the accounts of GGRP.

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9.	Remington Account Charges. Manager shall accept charges for food, beverage, banquet and other services at the Managed Operations made by patrons of Remington either through accounts with GGRP, or complimentary or other arrangements directed by GGRP, pursuant to the then current operating and reimbursement procedure for Remington account and complimentary charges agreed between GGRP and Manager. GGRP shall be solely responsible for all uncollected charges made at the Managed Operations by its patrons that are charged to a GGRP account, unless Manager fails to follow such agreed upon procedures. The initial procedures are attached hereto as Schedule 9 but may be amended from time to time by the Parties.

10.	Maintenance and Repairs. The Manager shall take such steps reasonably necessary for the proper sanitation, cleaning and upkeep of the Managed Operations and shall be responsible for the maintenance and repair of the real property, fixtures and equipment in the Managed Operations premises, provided however that GGRP shall be responsible for the maintenance and repair of the roof, outer walls, underground plumbing and wiring, support of floors, and all structural portions of the real property.

11.	Compensation of Manager. In consideration of the services of Manager and subject to any adjustments provided for in this Agreement, on each Monday during the term of this Agreement, GGRP shall pay Manager or credit to its account, an amount equal to the GGRP Gross Profit on Managed Operations, which shall be defined as the gross profit arising from sales by Manager of goods owned by GGRP and sold in the Managed Operations by Manager for the account of GGRP.

12.	Allocation of Liabilities and Indemnification.

a.	Definitions The following terms shall have the designated definitions.

i.	“GGRP Group” shall mean, individually or in any combination, GGRP, GGRP’s parents, affiliates, subsidiaries and managers, and each of their respective managers, directors, officers and employees.

ii.	“Manager Group” shall mean, individually or in any combination, Manager, Manager’s parents, affiliates, subsidiaries and managers, and each of their respective managers, directors, officers and employees.

iii.	“Defend” shall mean the obligation of the indemnitor at the indemnitees’ election (i) to defend the indemnitees at its sole expense or (ii) to reimburse the indemnitees’ reasonable expenses incurred in defending themselves. Notwithstanding the indemnitee’s election of option (i) above, the indemnitee shall be entitled to participate in its defense at its sole cost and expense.

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b.	Manager’s Indemnification. Manager shall indemnify and defend the GGRP Group against and hold them harmless from, and promptly reimburse them for, all claims, demands, causes of action, obligations, liabilities, damages, judgments, payments of money, fines, penalties, awards, losses, costs, expenses (including, without limitation, reasonable attorney and expert witness fees and costs of litigation) of any kind or character accrued, suffered or incurred in connection with:

i.	any and all claims of damage or injury arising from or related to Manager Group use of the Managed Operations or Remington or from the conduct of Manager’s business or from any activity, work, construction or thing done, permitted or suffered by Manager in or about the Managed Operations or Remington (even where negligence of GGRP is alleged);

ii.	any and all claims arising from or related to any claim, employment issue, demand, tax, penalty or judicial or administrative investigation or proceeding or alleged breach or default in the performance of any obligation of Manager hereunder including, without limitation, Manager’s obligation to procure certain insurance as provided herein;

iii.	any and all litigation caused by the activities of Manager Group in the Managed Operations or Remington where a member of the GGRP Group has been joined as a party therein; and

iv.	any other act or omission of Manager or any of its agents, officers, employees, contractors, invitees or licensees.

c.	GGRP’S Indemnification. GGRP shall indemnify and defend the Manager Group against and hold them harmless from, and promptly reimburse them for, all claims, demands, causes of action, obligations, liabilities, damages, judgments, payments of money, fines, penalties, awards, losses, costs, expenses (including, without limitation, reasonable attorney and expert witness fees and costs of litigation) of any kind or character accrued, suffered or incurred in connection with:

i.	any and all claims of damage or injury arising from or related to GGRP Group use of Remington or from the conduct of GGRP’s business or from any activity, work, construction or thing done by GGRP Group in or about Remington, or permitted or suffered by GGRP Group in or about Remington, other than the Managed Operations (even where negligence of Manager is alleged);

ii.	any and all claims arising from or related to any claim, demand, tax, penalty or judicial or administrative investigation or proceeding or alleged breach or default in the performance of any obligation of GGRP hereunder, including, without limitation, GGRP’s obligation to procure certain insurance as provided herein;

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iii.	any and all litigation caused by activities of GGRP in Remington (other than the Managed Operations) where any member of the Manager Group has been joined as a party; and

iv.	any other act or omission of GGRP or any of its agents, officers, employees, contractors, invitees or licensees.

d.	Scope of Indemnification. The obligations of one party to indemnify the other shall include the retention of legal counsel reasonably satisfactory to the other party and reasonable investigation costs and all other reasonable costs, expenses and liabilities including, without limitation, any and all judgments, fines, amounts paid on account thereof, whether in settlement of otherwise, costs of appeal and costs of settlement. The right of indemnity shall include indemnity for all fees and costs incurred in establishing the right to indemnity. The right to indemnity shall arise when a claim is made and a judgment fixing legal liability shall not be a condition precedent to recovery. The indemnification of GGRP Group and Manager Group, recited herein, shall in all respects survive the expiration or sooner termination of this Agreement.

13.	Insurance.

a.	General Liability. Manager shall procure and keep in effect during the term of this Agreement, public liability, and property damage insurance for the benefit of, and naming GGRP as additional named insured, in an amount reasonably satisfactory to GGRP, with a deductible amount reasonably satisfactory to GGRP, for the operation and management of the Managed Operations. Manager shall provide GGRP with evidence of such insurance upon request.

b.	Liquor Liability. Manager shall obtain and keep in effect during the term of this Agreement, liquor liability insurance for the benefit of, and naming GGRP as additional named insured, in an amount reasonably satisfactory to GGRP, with a deductible amount reasonably satisfactory to GGRP. Such policy shall provide that such insurance shall not be modified or canceled without thirty (30) days advance notice to GGRP. Manager shall provide GGRP with evidence of such insurance upon request.

c.	Worker’s Compensation Insurance. Manager shall maintain or cause to be maintained employer’s liability and worker’s compensation insurance to comply with Oklahoma law.

d.	Policy Provisions. Manager may effect all or any part of the insurance required under this Agreement by endorsement on any blanket or general coverage maintained by or on behalf of Manager or by a separate policy or policies of insurance.

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e.	GGRP Insurance. GGRP shall keep the Remington, including the Managed Operations, insured against loss or damage by fire, with a customary extended coverage endorsement in such form and content as GGRP may deem appropriate in its sole discretion in an amount necessary to avoid coinsurance. Manager shall have no interest in or under such insurance policy or policies.

f.	Waiver of Subrogation Rights. GGRP and Manager agree that all policies of insurance required herein shall contain a waiver of subrogation clause (unless such would void applicable insurance coverage) as to insurable claims or demands which either Party may have or acquire arising out of damage to or destruction of Remington or the Managed Operations or any part thereof occasioned by fire, vandalism, malicious mischief, sprinkler leakage or extended coverage peril, whether such claim or demand may arise because of the negligence or fault of either Party. GGRP and Manager agree to look to the insurance coverage only in the event of such loss to the extent the insurance coverage required by this Agreement is in place.

i.	Upon the occurrence of any casualty or other loss or damage to the Managed Operations or any part thereof with respect to which any indemnification or any obligations for repair and restoration by GGRP hereunder would otherwise be applicable, GGRP shall be relieved from such obligations (other than for the amount of Manager’s insurance policy deductible, and any loss or damage caused by the gross negligence or willful misconduct of GGRP, its agents, employees or contractors) to the extent that such loss or damage is or should have been covered by a policy or policies of insurance to be maintained by Manager under Section 13.

ii.	Upon the occurrence of any casualty or other loss or damage to Remington or any part thereof with respect to which any indemnification or any obligations for repair and restoration by Manager hereunder would otherwise be applicable, Manager shall be relieved from such obligations (other than for the amount of GGRP’s insurance policy deductible, and any loss or damage caused by the gross negligence or willful misconduct of Manager, its agents, employees or contractors) to the extent that such loss or damage is or should have been covered by a policy or policies of insurance to be maintained by GGRP under Section 13.

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14.	Resolution of Disputes.

a.	Generally. Should any dispute between the Parties arise under this Agreement, written notice of such dispute shall be delivered from one Party to the other Party and, thereafter, the Parties, through appropriate representatives, shall first meet and attempt to resolve the dispute in face-to-face negotiations. This meeting shall occur within fifteen (15) days of the time the written notice of such dispute is received by the other Party. If no resolution is reached through informal resolution, the Parties shall, within forty-five (45) days of the first meeting referred to above, attempt to settle the dispute by formal mediation. If the Parties cannot otherwise agree upon a mediator and the place of the mediation within such forty-five (45) day period, the American Arbitration Association in Oklahoma shall administer the mediation. Such mediation shall occur no later than ninety (90) days after the dispute arises. All findings of fact and results of such mediation shall be in written form prepared by such mediator and provided to each Party to such mediation. In the event that the Parties are unable to resolve the dispute through formal mediation, the Parties shall be entitled to seek any and all available legal remedies.

b.	Venue and Jurisdiction. Venue for any action brought by a Party to this Agreement, and based on this Agreement or the related transactions or agreements referenced herein, shall be exclusively vested in the federal and state courts sitting in Oklahoma City, Oklahoma. The Parties and the persons whose signature are affixed hereto hereby agree that any federal or Oklahoma state court sitting in Oklahoma City, Oklahoma shall have personal jurisdiction over them and waive any challenge to the jurisdiction thereof.

c.	Service of Process. Each Party hereto agrees to service of process in any such proceeding by either personal delivery against receipt, telegram, telex, facsimile or registered mail (with postage prepaid and return receipt requested) to the notice addresses and facsimile number set forth on the execution page of this document or any substitute addresses or facsimile number indicated by notice. A consent, notice or waiver transmitted by telegram, telex, or facsimile will be deemed to have been delivered two (2) days after transmission and, if mailed, seven (7) days after mailing.

d.	Waiver of Jury Trial. Each Party irrevocably waives trial by jury in any action, proceeding, or counterclaim, whether at law or in equity, brought by any of them against the other.

e.	Waiver of Punitive Damages. Each Party hereby waives to the fullest extent permitted by law any right to or claim of any punitive or exemplary damages against the other.

f.	Legal Fees. In the event that any Party to this Agreement initiates any legal proceeding to construe or enforce any of the terms, conditions and/or provisions of this Agreement, including, but not limited to, its termination provisions, or to obtain damages or other relief to which any Party may be entitled by virtue of this Agreement, the prevailing Party or Parties shall be paid its reasonable attorneys’ fees and expenses, as well as its expert witness fees and expenses, by the non-prevailing Party or Parties.

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15.	General Terms and Conditions

a.	Amendment of Agreement. This Agreement may be amended only by a written document executed by both Parties which states specifically that it is intended to amend this Agreement.

b.	Notices. Except as provided otherwise in this Agreement, any notice, consent or other communication required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing and

i.	delivered personally,

ii.	sent by first class mail, postage prepaid,

iii.	sent by facsimile transmission, or

iv.	sent by courier service or email with acknowledgement or proof of receipt to the intended recipient at the address for that Party set forth on the execution page of this Agreement, along with the indicated copies.

c.	Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.

d.	Further Assurances. Each Party agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do other acts and things, as may be required by law, or as may in the judgment of the Parties to be necessary or advisable to carry out the intents and purposes of this Agreement.

e.	Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect if the basis of the bargain is not thereby destroyed; provided, however, that if any provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

f.	Dates. If any action is required or permitted, to be taken by a Party under this Agreement, as of a specific date and such date falls on a Saturday or Sunday, or on a legal holiday, such action shall be required or permitted to be taken as of the next business day following such date.

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g.	Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

h.	Successors and Assigns. Each and all of the covenants, terms, provisions and agreements in this Agreement contained shall be binding upon and inure to the benefit of the Parties to this Agreement and, to the extent permitted by this Agreement, their respective successors and assigns.

i.	Waivers. No waiver of this Agreement or any provision hereof shall be binding upon the Party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such Party. The waiver of a breach of any provision of this Agreement shall not be construed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.

j.	Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the Parties may have by law, statute, ordinance or otherwise.

k.	No Partnership Intended. Neither this Agreement nor the actions contemplated thereunder shall in any way constitute or be construed as the relationship of principal and agent, a joint venture or a partnership arrangement between GGRP and the Manager notwithstanding GGRP’s limited liability company membership interest in Manager. Manager shall be deemed to be an independent contractor and not the agent, employee or partner of GGRP, except as otherwise specifically provided for herein.

l.	Priority of Agreements. Should ambiguities, distinctions or differences occur due to differences between this Agreement or the other agreements between the Parties, the language of this Manager’s Operating Agreement shall be deemed as controlling, followed by the language of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

GGRP:	GLOBAL GAMING RP, LLC, an Oklahoma limited liability company

By:
	Name:	John Elliott
	Title:	CEO

	Address:	Remington Park
One Remington Place
Oklahoma City, OK 73111

MANAGER:	EBGG-JV LLC, an Oklahoma limited liability company

By:
	Name:	Karl I. McLendon
	Title:	President

	Address:	1101 W. Waterloo Road Edmond, OK 73025

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Schedule A

To

Management Agreement

Schedule Revision Date: August 18, 2010

MANAGED OPERATIONS

A.	Henry Hudson’s Pub
1.	Description of Space - Attached as Attachment I to Schedule A
2.	Scheduled Opening - Start-up date targeted at August 17, 2010
3.	Utilities - Because the Henry Hudson’s is a new utilization of space, the Parties understand that utility usage will be higher than the current use for the same space.
4.	Manager will cover start-up costs and provide proprietary décor (including signage) for Henry Hudson’s Pub in the race track area consistent with other Henry Hudson’s
5.	Equipment supplied by GGRP – Attached as Attachment I to Schedule A

B.	Coach’s Restaurant
1.	Description of Space - TO BE DETERMINED
2.	Scheduled Opening Start-up date targeted to be before the holiday season, but no later than December 15, 2010
3.	Utilities - It is assumed that utilities required to operate the Coach’s restaurant will not be materially greater than by the Remy’s Restaurant
4.	Manager will cover start-up costs and provide proprietary décor (including signage) for Coach’s consistent with other Coach’s
5.	Equipment supplied by GGRP - TO BE DETERMINED

C.	Casino Bar
1.	Description of Space - TO BE DETERMINED
2.	Scheduled Opening – Simultaneous with Coach’s Restaurant
3.	Utilities - It is assumed that utilities required to operate the rebuilt Casino Bar will not be materially greater than current Casino Bar
4.	Equipment supplied by GGRP - TO BE DETERMINED

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Schedule 8

To

Management Agreement

Schedule Revision Date: August 18, 2010

GGRP Cash Management Controls and Procedures

Operations and Management Agreement	14

Schedule 9

To

Management Agreement

Schedule Revision Date: August 18, 2010

Remington House Account and Complimentary Charge Procedures

All charges made under Remington House Accounts or as Complimentary Charges for patrons of Remington Park shall be paid for by a paper voucher issued by GGRP which Manager shall redeem with GGRP for a cash credit for the face value of the voucher.

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1st Amendment to Operating Agreement

EBGG-JV LLC

THIS FIRST AMENDMENT (this “Amendment”) to the 1st Amended And Restated Operating Agreement dated August 18, 2010 (the “Operating Agreement”) of EBGG-JV, LLC (the “Company”) between Global Gaming RP, LLC, an Oklahoma limited liability company (the “GGS Member”), and RP OPS LLC, an Oklahoma limited liability company (the “OPS Member”). The terms used in this Amendment shall have the same meaning as given in the Operating Agreement except as added or modified herein. This Amendment is effective as of July 1, 2013 (“Amendment Effective Date”).

To reflect the evolution of the business being conducted by the Company, the Members of the Company hereby agree to amend the Operating Agreement as follows:

I.	Change from perpetual term to 5 year term with two option periods

A.	Section 2.4 is amended by replacing the word “perpetual” with “for a period of five years from the Amendment Effective Date, which term shall automatically renew for two successive 5 year renewal terms unless OPS Member provides written notice of non-renewal to GGS Member not less than 180 days prior to the expiration of the then current term”.

B.	Section 15.1 is amended by replacing the words “at any time” with “upon any material breach by of this Agreement by the other Member which remains uncured 30 days after the non-breaching Member gives written notice thereof to the breaching Member”.

II.	Elimination of Initial Keep Whole Payments

C.	Sections 1.20, 1.39 10.6(d), and 10.7, and Schedules 10.7 and 10.7A are deleted

D.	Section 8.3(b)(ii) is amended by replacing “OPS Monthly Keep Whole Payment” with “distribution to OPS Member”.

III.	Substitution of Bricktown Brewery Restaurant for Coach’s Restaurant

A.	Sections 1.38, 8.3(b)(ii), and 15.3(c) and Schedule A-1 are each amended by replacing the word “Coach’s” with the “Bricktown Brewery”

B.	Section 8.3(b)(ii) and Exhibit II are amended by replacing “Sports Concepts LLC” with “BT Concepts LLC”.

Other than as specifically amended hereby, all other terms and provision of the Operating Agreement shall continue in full force and effect.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment effective as of the day and year first above written.

MEMBERS:	RP Ops LLC, an Oklahoma limited liability company

By:
James M. Burke, Manager

Global Gaming RP LLC, a Delaware limited liability company

By:
John D. Elliot, CEO

1st Amendment to Operations and Management Agreement

THIS FIRST AMENDMENT (this “Amendment”) to the Operations and Management Agreement dated August 18, 2010 (the “Management Agreement”) between EBGG-JV, LLC (the “Manager”) between Global Gaming RP, LLC, an Oklahoma limited liability company (the “GGRP”). The terms used in this Amendment shall have the same meaning as given in the Management Agreement except as added or modified herein. This Amendment is effective as of July 1, 2013 (“Amendment Effective Date”).

To reflect the evolution of the business between the Parties, the Parties hereby agree to amend the Management Agreement as follows:

I.	Change to a 5 year term with two renewal terms

Section 2 is amended by deleting the current language and replacing with the following:

“This Agreement shall remain in effect for a period of five years from the Amendment Effective Date, which shall automatically renew for two successive 5 year renewal terms unless Manager provides written notice of non-renewal to GGRP not less than 180 days prior to the expiration of the then current term. Notwithstanding the above, upon any material breach by of this Agreement by either Party which remains uncured 30 days after the non-breaching Party gives written notice thereof to the breaching Party, the non-breaching Party may then terminate this Agreement on 90 days prior written notice to the breaching Party.”

II.	Substitution of Bricktown Brewery Restaurant for Coach’s Restaurant

Schedule A is amended by deleting the current language therein and replacing with the following:

“Schedule A

To

Management Agreement

Schedule Revision Date: July 1, 2013

MANAGED OPERATIONS

A.	Henry Hudson’s Pub
B.	Bricktown Brewery
C.	Casino Bar”

Other than as specifically amended hereby, all other terms and provision of the Management Agreement shall continue in full force and effect.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment effective as of the day and year first above written.

MANAGER:	EBGG-JV LLC, an oklahoma limited liability company

By:
James M. Burke, Manager

GGRP:	Global Gaming RP LLC, a Delaware limited liability company

By:
John D. Elliot, CEO